                                                                    EXHIBIT 99.2

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                      INDEX

                                                                                   Page
                                                                                   ----
Reports of Independent Public Accountants*                                          F-2

Financial Statements:

Consolidated Balance Sheets as of December 31, 2001 and 2000                        F-4

Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999                                                  F-5

Consolidated Statements of Member's Equity for the Years Ended
  December 31, 2001, 2000 and 1999                                                  F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999                                                  F-7

Notes to Consolidated Financial Statements                                          F-8

Financial Statement Schedule:

Reports of Independent Public Accountants
  on Financial Statement Schedule*                                                 F-15

Schedule III - Real Estate and Accumulated Depreciation                            F-17

* Please be advised that the reports of Arthur Andersen LLP ("Andersen") dated April 10, 2002, are not accompanied by the consent of Andersen. Such reports are included on pages F-3 and F-16. The Commission has recently provided regulatory relief designed to allow public companies to dispense with the requirement that they file a consent of Andersen in certain circumstances. After reasonable efforts, we have not been able to obtain a re-issued report or consent from Andersen, and, accordingly, should you wish to pursue claims against Andersen in connection with those financial statements, your ability to seek remedies and obtain relief against Andersen may be impaired.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

         We have audited the consolidated balance sheets of Southwest Shopping Centers Co. II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the results of their consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                              /s/ KPMG LLP

New York, New York
April 15, 2002

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS*

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

We have audited the consolidated statements of operations, member's equity and cash flows of Southwest Shopping Centers Co. II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                              Arthur Andersen LLP

Cleveland, Ohio,
April 10, 2002.

* This Report of Independent Public Accountants is a copy of a previously issued report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen. The inclusion of this previously issued report is pursuant to the "Temporary Final Rule and Final Rule Requirements for Arthur Andersen LLP Auditing Clients" promulgated by the United States Securities and Exchange Commission in March 2002.

                    SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,

                                                                    2001                   2000
                                                                 -----------            ----------
ASSETS
Real estate, at cost:
  Land                                                          $  5,815,600           $  5,815,600
  Building and improvements                                       58,744,831             58,643,592
  Accumulated depreciation and amortization                       (6,688,707)            (5,112,185)
                                                                ------------           ------------
                                                                  57,871,724             59,347,007

  Cash and cash equivalents                                          781,663              2,102,589
  Restricted cash                                                    882,505                773,630
  Debt issue costs, net of accumulated amortization of
    $56,449 and $22,580                                              282,246                316,116
  Accounts receivable and other, net of allowance for
    doubtful accounts of $133,831 and $219,009                       202,758                550,006
                                                                ------------           ------------
        Total assets                                            $ 60,020,896           $ 63,089,348
                                                                ============           ============

LIABILITIES AND MEMBER'S EQUITY

  Accounts payable and accrued expenses                         $  1,522,169           $  1,146,088
  Mortgage loan payable                                           42,077,743             42,349,390
                                                                ------------           ------------
        Total liabilities                                         43,599,912             43,495,478
                                                                ------------           ------------

  Contingency (note 6)

  Member's equity                                                 16,420,984             19,593,870
                                                                ------------           ------------

        Total liabilities and member's equity                   $ 60,020,896           $ 63,089,348
                                                                ============           ============

       The accompanying notes are an integral part of these consolidated financial statements.

                    SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                            2001           2000          1999
                                                                         ----------     ----------    ----------
REVENUES
    Base rent                                                           $ 6,462,530   $  6,528,795   $ 25,661,490
    Percentage rent                                                         130,649        249,327      2,118,115
    Tenant recoveries                                                     2,898,843      2,837,223     10,010,927
    Utility reimbursements                                                1,125,953      1,130,439      4,602,392
    Other income                                                            766,779        762,836      4,354,966
    Interest income                                                          42,283         90,875        518,929
                                                                        -----------   ------------   ------------
               Total revenues                                            11,427,037     11,599,495     47,266,819
                                                                        -----------   ------------   ------------

EXPENSES
    Operating expenses                                                    2,662,886      2,504,826     10,786,688
    Administrative                                                        1,705,516        882,685      4,396,159
    Real estate taxes                                                       817,238        765,525      2,663,657
    Insurance                                                                68,464         24,433        384,904
    Mortgage interest                                                     3,719,705      2,599,698     12,901,082
    Depreciation and amortization                                         1,610,392      1,582,056      6,408,165
    Management fees                                                         363,894        353,780      1,860,144
    Bad debt                                                                166,661        224,463        410,142
                                                                        -----------   ------------   ------------

               Total expenses                                            11,114,756      8,937,466     39,810,941
                                                                        -----------   ------------   ------------

Income before loss on sale of real estate and extraordinary loss
  from early extinguishment of debt                                         312,281      2,662,029      7,455,878
    Loss on sale of real estate                                                   -              -     (9,000,000)
                                                                        -----------   ------------   ------------
Income (loss) before extraordinary loss from early
  extinguishment of debt                                                    312,281      2,662,029     (1,544,122)
    Extraordinary loss from early extinguishment of debt                          -              -     (5,507,692)
                                                                        -----------   ------------   ------------

               Net income (loss)                                        $   312,281   $  2,662,029   $ (7,051,814)
                                                                        ===========   ============   ============

       The accompanying notes are an integral part of these consolidated financial statements.

                    SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
                                AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

MEMBER'S EQUITY AT DECEMBER 31, 1998                                         $ 112,740,667

Distributions to member                                                        (43,980,523)

Net loss                                                                        (7,051,814)
                                                                             -------------

MEMBER'S EQUITY AT DECEMBER 31, 1999                                            61,708,330

Distributions to member - cash                                                 (43,755,942)
                        - transfer of net assets and liabilities to member      (1,020,547)

Net income                                                                       2,662,029
                                                                             -------------

MEMBER'S EQUITY AT DECEMBER 31, 2000                                            19,593,870

Distributions to member                                                         (3,485,167)

Net income                                                                         312,281
                                                                             -------------

MEMBER'S EQUITY AT DECEMBER 31, 2001                                         $  16,420,984
                                                                             =============

       The accompanying notes are an integral part of these consolidated financial statements.

                    SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                           2001            2000            1999
                                                                       -----------      -----------     -----------
CASH PROVIDED BY OPERATIONS:
  Net income (loss)                                                    $   312,281      $ 2,662,029     $ (7,051,814)
  Adjustments to reconcile net income (loss)
    to net cash provided by operations
      Depreciation and amortization                                      1,610,392        1,582,056        6,408,165
      Extraordinary loss from early extinguishment of debt                       -                -        5,507,692
      Loss on sale of real estate                                                -                -        9,000,000
      Decrease (increase) in accounts receivable and other                 347,248         (281,736)         (10,875)
      Increase (decrease) in accounts payable and accrued expenses         376,081          (25,667)      (2,274,479)
      Funding of restricted cash escrows                                  (108,875)        (773,629)             -
                                                                       -----------      -----------     ------------
        Net cash provided by operations                                  2,537,127        3,163,053       11,578,689
                                                                       -----------      -----------     ------------

CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES:
      Net proceeds from sale of real estate                                      -                -       72,273,613
      Investments in building and improvements                            (101,239)         (54,463)      (1,540,634)
                                                                       -----------      -----------     ------------
        Net cash (used for) provided by investing activities              (101,239)         (54,463)      70,732,979
                                                                       -----------      -----------     ------------

CASH USED FOR FINANCING ACTIVITIES:
      Proceeds from mortgage loans                                               -       42,500,000                -
      Repayment of mortgage loans - Principal payments                    (271,647)        (150,610)      (1,517,536)
                                  - Balloon payments                             -                -      (45,929,449)
      Mortgage prepayment penalties                                              -                -       (5,507,692)
      Debt issue costs paid                                                      -         (338,696)               -
      Distributions to member                                           (3,485,167)     (43,755,942)     (43,980,523)
                                                                       -----------      -----------     ------------
        Net cash used for financing activities                          (3,756,814)      (1,745,248)     (96,935,200)
                                                                       -----------      -----------     ------------
     (Decrease) increase in cash and cash equivalents                   (1,320,926)       1,363,342      (14,623,532)
Cash and cash equivalents at beginning of year                           2,102,589          739,247       15,362,779
                                                                       -----------      -----------     ------------
Cash and cash equivalents at end of year                               $   781,663      $ 2,102,589     $    739,247
                                                                       ===========      ===========     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
      Interest paid                                                    $ 3,719,705      $ 2,599,698     $ 14,060,207
                                                                       ===========      ===========     ============

SUPPLEMENTAL DISCLOSURE ON NON-CASH FINANCING ACTIVITIES

      Transfer of mortgage loan obligations in connection
        with the sale of real estate                                   $         -      $         -     $114,671,390
                                                                       ===========      ===========     ============

      Distribution of net assets and liabilities to member             $         -      $(1,020,547)    $          -
                                                                       ===========      ===========     ============

        The accompanying notes are an integral part of these consolidated financial statements.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   OWNERSHIP AND DESCRIPTION OF BUSINESS

             Southwest Shopping Centers Co. II, L.L.C. ("Southwest") which is wholly owned by First Union Real Estate Equity and Mortgage Investments ("First Union"), was formed on September 27, 1996 and will continue until the earlier of December 31, 2050 or until it is dissolved in accordance with the Limited Liability Company Agreement or by law. Southwest purchased seven shopping malls on September 28, 1996. In December 1999, Southwest sold six of the seven malls. Effective January 1, 2000, Southwest had no other assets, liabilities or operations other than its ownership of Park Plaza Mall (the "Mall"), a shopping mall located in Little Rock, Arkansas.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Real Estate

             Real estate is carried at cost, adjusted for depreciation and impairment of value. Southwest records impairment losses for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

             Consolidation

             The consolidated financial statements include all of the accounts of Southwest and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

             Depreciation and Amortization

             Depreciation and amortization for financial reporting purposes are computed using the straight-line method. Building and improvements are depreciated or amortized over lives ranging from 10 to 40 years. Tenant related expenditures and lease commissions are amortized over the length of the lease. Debt issue costs are amortized over the term of the loan.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

             Financial Instruments

             Financial instruments held by Southwest include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of Southwest's mortgage loan payable approximates its carrying amount based upon current market conditions and interest rates. Southwest does not hold or issue financial instruments or derivative financial instruments for trading purposes.

             Revenue Recognition

             Southwest accounts for its leases as operating leases. Tenant leases generally provide for billings of certain operating costs and retail tenant leases generally provide for percentage rentals, in addition to fixed minimum rentals. Southwest accrues the recovery of operating costs based on actual costs incurred. For percentage rentals, Southwest follows the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force Issue No. 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods." EITF-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, Southwest accrues the majority of percentage rent income in the fourth quarter of each year in accordance with EITF-98-9. For the years ended December 31, 2001, 2000 and 1999 the recovery of operating costs and percentage rent income was $4.2 million, $4.2 million and $16.7 million, respectively. Deferred revenue is included in accounts payable and accrued expenses and is derived primarily from revenue received in advance of its due date.

             Member's Equity

             Member's equity represents undistributed earnings of Southwest. Subsequent to the sale of real estate in 1999, Southwest transferred the net assets and liabilities of the sold properties to First Union. The net assets and liabilities that were transferred amount to $1.0 million and were recorded in 2000 as a distribution in the statement of member's equity.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

             Segment Reporting

             Southwest has one reportable segment, ownership of a shopping mall. Southwest evaluates performance based upon net operating income, which is income before depreciation, amortization, interest and non-operating items.

             Restricted Cash

             At December 31, 2001 and 2000, $0.9 million and $0.8 million, respectively of cash was restricted for real estate tax, insurance and improvements based on the terms of the mortgage loan payable.

             Cash Equivalents

             At December 31, 2001, Southwest had no cash equivalents. At December 31, 2000, cash equivalents consisted of a money market account in the amount of $2.0 million.

             Income Taxes

             No provision for income taxes is necessary in the consolidated financial statements of Southwest as the tax effect of its activities accrues to First Union.

             Use of Estimates

             Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Of these estimates, management's estimate of the fair value of real estate is particularly susceptible to change. Actual results could differ from those estimates.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

             Recent Accounting Pronouncements

             The FASB issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133." The statement deferred for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. These statements require companies to recognize all derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether they qualify for hedge accounting. These statements were adopted on January 1, 2001. The adoption of these statements had no effect on Southwest's consolidated financial statements.

             In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on Southwest's consolidated financial statements.

             In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on Southwest's consolidated financial statements.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

             Recent Accounting Pronouncements (Continued)

             In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of the Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on Southwest's consolidated liquidity, financial position or results of operations.

3.   SALE OF REAL ESTATE

             In December 1999, Southwest sold six shopping malls to an unaffiliated purchaser (the "Purchaser"), for an aggregate sales price of $191.5 million. During 1999, the six malls represented 75% of Southwest's revenues. As part of the sale, the Purchaser assumed $114.7 million in mortgage loans payable. Southwest received proceeds of $72.3 million, net of closing costs and other adjustments of $4.5 million. As a result, Southwest recorded a loss on the sale of $9.0 million.

4.   MORTGAGE LOAN PAYABLE AND EXTRAORDINARY LOSS

             The mortgage loan, obtained in April 2000, is non-recourse, has an anticipated repayment date of May 1, 2010 and is secured by the Mall. The mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and thereafter until its final maturity in May 2030 at a rate of 10.69%. The mortgage loan requires monthly payments based on a 30-year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. Prepayment of the loan is permitted prior to the anticipated repayment date (after an initial lockout period of three years or two years from securitization), only with yield maintenance or defeasance, and payable after the anticipated repayment date upon thirty days notice without payment of any penalties, as defined in the loan agreement.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   MORTGAGE LOAN PAYABLE AND EXTRAORDINARY LOSS (CONTINUED)

             In 1999, in connection with the sale of real estate, Southwest paid off the Mall's mortgage loan payable of $45.9 million, resulting in a prepayment penalty of $5.5 million. This loan bore interest at a rate of 8.43%.

             Scheduled annual principal payments are as follows:

2002                   $    296,571
2003                        323,782
2004                        342,725
2005                        384,937
2006                        420,256
Thereafter               40,309,472
                       ------------
                       $ 42,077,743
                       ============

5.   FUTURE MINIMUM RENTALS

             The future minimum lease payments to be received by the Mall under noncancellable operating leases are as follows:

2002                   $  6,438,534
2003                      6,385,966
2004                      5,181,667
2005                      4,265,662
2006                      3,378,871
Thereafter                7,634,766
                       ------------
                       $ 33,285,466
                       ============

             The anchor department store at the Mall owns its facilities and has an agreement with a subsidiary of Southwest that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. There is no rental revenue from the anchor department store included in the above table. However, if the anchor department store at the Mall does not renew its operating agreement (See note 6) in July 2003, the majority of tenants at the Mall can terminate their lease without incurring a substantive penalty.

             One tenant represented approximately 12%, 10% and 10% of the total revenue of the Mall for the years ended December 31, 2001, 2000 and 1999, respectively.

           SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   CONTINGENCY

             Southwest is aware of the proposed construction of a new mall in the vicinity of the Mall by a partnership of a mall developer and the anchor department store. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected. The administrative expenses, principally legal fees related to this contingency, have been paid by Southwest.

7.   RELATED PARTY TRANSACTIONS

             During 1999, Southwest managed and acted as leasing agent for Southwest's properties. For the year ended December 31, 1999, $2.2 million was paid to First Union for management and leasing fees.

             Beginning January 1, 2000, First Union outsourced all management and leasing activities to independent third party providers. Southwest was allocated $12,000 per month by First Union beginning January 1, 2000, as reimbursement for asset management services.

8.   INCOME TAXES

             The difference between the book basis and the tax basis of the net assets of Southwest, not directly subject to income taxes is as follows:

                                                  December 31,
                                     -------------------------------------
                                           2001                 2000
                                     ----------------      ---------------
Book basis of net assets               $16,420,984           $19,593,870

Excess of book over tax basis,
principally related to depreciation
and amortization of real estate         (1,243,869)           (1,362,799)
                                       -----------           -----------

Tax basis of net assets                $15,177,115           $18,231,071
                                       ===========           ===========

                          Independent Auditors' Report

The Member
Southwest Shopping Centers Co. II, L.L.C.:

Under date of April 15, 2002, we reported on the consolidated balance sheets of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member's equity, and cash flows for the years then ended, which is included in the Registration Statement. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                              /s/ KPMG LLP

New York, New York
April 15, 2002

To the Member of Southwest Shopping Centers Co. II, L.L.C.,

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated statements of operations, member's equity and cash flows of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries for the year ended December 31, 1999 and have issued our report thereon dated April 10, 2002. Our audits were made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The Schedule III presented herein is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the consolidated financial statements noted above and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein for the year ended December 31, 1999 in relation to those consolidated financial statements.

                                                            Arthur Andersen LLP

Cleveland, Ohio,
April 10, 2002.

* This Independent Auditor's Report on the Financial Statement Schedule is a copy of a previously issued report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen. The inclusion of this previously issued report is pursuant to the "Temporary Final Rule and Final Rule Requirements for Arthur Andersen LLP Auditng Clients" promulgated by the United States Securities and Exchange Commission in March 2002.

                                                                   Schedule III

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                            As Of December 31, 2001
                                (In thousands)

                                                                               Cost capitalized
                                                                                subsequent to
                                                  Initial cost to Registrant     acquisition
                                                  --------------------------   ----------------
                                                                Building and     Building and
Description                       Encumbrances      Land        Improvements     Improvements
-----------                       ------------    ---------     ------------   ----------------
Shopping Mall:
   Park Plaza, Little Rock, AR    $     42,078    $   5,816     $     58,037   $            708
                                  ============    =========     ============   ================

                                                   As of December 31, 2001
                                  ---------------------------------------------------------      Year
                                                Building and                   Accumulated   construction    Date
Description                          Land       Improvements       Total       depreciation   completed    Acquired    Life
-----------                       ----------    ------------    ----------     ------------  ------------  --------   ------
Shopping Mall:
   Park Plaza, Little Rock, AR    $    5,816    $     58,745    $    64,561    $      6,689      1988      9/1/1997       40
                                  ==========    ============    ===========    ============

Aggregate cost for federal tax purposes is approximately $64,561.

                                                                    Schedule III
                                                                     - Continued

The following is a reconciliation of real estate assets and accumulated depreciation for the years ended December 31, 2001, 2000, and 1999.

                                                 (In thousands)
                                            Years Ended December 31,
                                          2001         2000       1999
                                        --------     --------   --------
Asset reconciliation:
  Balance, beginning of period          $  64,460    $ 64,406   $ 268,275

Additions during the period:
  Improvements                                101          54       1,541

Deductions during the period:
    Sales of real estate                        -           -    (205,410)
                                        ---------    --------   ---------

Balance, end of period                  $  64,561    $ 64,460   $  64,406
                                        =========    ========   =========

Accumulated depreciation
  Reconciliation:
    Balance, beginning of period        $   5,112    $  3,553   $   7,811
    Additions during the period:
      Depreciation                          1,577       1,559       6,061

Deductions during the period:
  Sales of real estate                          -           -     (10,319)
                                        ---------    --------   ---------

Balance, end of period                  $   6,689    $  5,112   $   3,553
                                        =========    ========   =========